UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 14 , 2011
Date of Report (Date of earliest event reported)

Nano Mask, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000 27421	87 0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West Liberty Street, Suite 880, Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

209-275-9270
Registrant's telephone number, including area code

Item 4.01 Changes in Registrant’s Certifying Accountant

On October 3, 2011, Nano Mask, Inc. (the “Company”) dismissed Piercy Bowler Taylor & Kern, Certified Public Accountants (“PBTK”) as the Company’s independent registered public accountants. The Company’s Board of Directors approved the dismissal.  The Company has been working to file its delinquent periodic reports. The latest filed report was the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. PBTK’s audit report on the financial statements of the Company for the year ended December 31, 2009, did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph regarding PBTK’s substantial doubt about the Company’s ability to continue as a going concern.

During the Company's two most recent fiscal years for which reports have been filed by the Company (2008 and 2009) and through October 3, 2011, there were no disagreements with PBTK on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of PBTK would have caused PBTK to make reference to the subject matter of such disagreements in their reports.

During the two most recent fiscal years for which reports have been filed by the Company and through October 3, 2011, there have been no reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-K).

The Company has requested that PBTK furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PBTK agrees with the above statements.  A copy of such letter dated October 10, 2011 is attached as an exhibit to this Report on Form 8-K/A.

On October 3, 2011 (the "Engagement Date"), the Company engaged MaloneBailey, LLP, Certified Public Accountants (“M&B”) as the Company’s independent registered public accounting firm, beginning with the annual and interim periods ended December 31, 2010 and thereafter.

During the Company's two most recent fiscal years, the subsequent interim periods thereto, and through the Engagement Date, neither the Company nor anyone on its behalf consulted M&B regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (2) any matter regarding the Company that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company’s management intends to bring its annual and interim financial statements and SEC periodic reports filings with the SEC current as soon as possible.

Item 9.01 Financial Statements and Exhibits

Exhibit 16                      PBTK letter dated October 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: October 14, 2011

Nano Mask, Inc.

By:  /S/ Edward Suydam
Edward Suydam, President and CEO